Exhibit 23.5

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-4 (the “Form F-4”) of Timmins Gold Corp., I, Mani M. Verma, M.Eng., P.Eng., an Associate Mining Engineer with Micon International Limited in Toronto, Canada, hereby consent to the use of my name in connection with the references to the mining plan for the San Francisco Gold Mine in Sonora, Mexico and to the inclusion of references to and summaries of the Estimates in the Form F-4.

Date: February 10, 2011

/s/ Mani M. Verma

Name: Mani M. Verma, M.Eng., P.Eng.

Title: Associate Mining Engineer,

          Micon International Limited

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